EXHIBIT 99.1

Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Cash Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania (January 25, 2010) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings available to common shareholders of $857,000 or $0.21 per share ($0.21 diluted) for the quarter ended December 31, 2009, compared to $841,000 or $0.21 per share ($0.21 diluted) earned in the fourth quarter of 2008.  For the full year 2009, earnings available to common shareholders were $2,477,000 or $0.61 per share ($0.61 diluted), compared to $4,465,000 or $1.13 per share ($1.12 diluted) earned in 2008.

For 2009, increases in net interest income and noninterest income, including gains from the sale of mortgages, were largely offset by increased costs associated with impaired assets, corporate expansion and Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums.

The relative flatness in current quarter earnings and the decrease for the year was due in part to an increase in the provision for loan losses, which resulted from reserve allocations for impaired commercial real estate loans, continued uncertainty in the economy, softness in the real estate market and a significant increase in new business loans. The Corporation and financial services industry face the challenges of the prolonged economic recession, declining commercial real estate values and increased unemployment.

An increase in noninterest expense, which reflected the full year’s cost impact of adding three new financial centers in the prior year, also contributed to the decrease in earnings. Expansion of the Corporation’s banking franchise was successful and all of the new offices generated loan and deposit volumes that exceeded management’s expectations. The increase in noninterest expense was also affected by a $1,135,000 annual increase in FDIC deposit insurance premiums and an $869,000 increase in carrying costs on impaired loans and foreclosed real estate. The increase in insurance premiums was caused by the imposition of a special assessment totaling $382,000 on all commercial financial institutions based on an FDIC assessment formula, an industry-wide increase in assessment rates and an increase in the volume of deposits upon which the assessment is based. At December 31, 2009, total deposits were $723 million, an increase of $125 million or 21 percent above December 31, 2008.

On December 31, 2009, total assets were approximately $893 million, representing a $190 million or 27% increase above December 31, 2008. Asset growth was driven primarily by a strong increase in business loans and investment securities and was funded primarily by an increase in deposits generated from local markets and, to a lesser degree, borrowing from Federal Home Loan Bank of Pittsburgh. The increase in investment securities and borrowings were the result of an $80 million leverage strategy affected to offset the cost of dividends on preferred stock issued to the U.S. Treasury under its Capital Purchase Program.  Additional detailed financial information is provided in the Financial Highlights section of this Earnings Release.

In other news, on January 12, 2010, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $0.03 per common share, payable on or before February 9, 2010 to shareholders of record on February 2, 2010.  The Board of Directors regularly reviews the dividend policy and can be expected to approve future changes to it as they deem necessary and appropriate.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with a total of 17 financial centers located throughout York County, Pennsylvania and in Hunt Valley and Bel Air, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Earnings Release should be directed to the following:

Larry J. Miller
Vice-Chairman, President, and CEO
Codorus Valley Bancorp, Inc.
717-747-1500
888-846-1970
lmiller@peoplesbanknet.com

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest income	$10,676	$9,293	$40,310	$36,732
Interest expense	3,663	4,047	16,358	15,809
Net interest income	7,013	5,246	23,952	20,923
Provision for loan losses	1,232	457	3,715	1,870
Noninterest income	1,647	1,556	6,248	6,163
Gain on sale of mortgages	199	76	960	379
Gain (loss) on sale of securities	(2)	-	289	123
Noninterest expense	6,416	5,483	24,491	20,044
Income before income taxes (benefit)	1,209	938	3,243	5,674
Provision (benefit) for income taxes	107	97	(191)	1,209
Net income	1,102	841	3,434	4,465
Preferred stock dividends and discount accretion	245	-	957	-
Net income available to common shareholders	$857	$841	$2,477	$4,465
Basic earnings per common share	$0.21	$0.21	$0.61	$1.13
Diluted earnings per common share	$0.21	$0.21	$0.61	$1.12

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	December 31,	December 31,
	2009	2008
Cash and short term investments	$26,179	$14,875
Investment securities	178,454	77,287
Loans	647,143	580,451
Allowance for loan losses	(7,175)	(4,690)
Net loans	639,968	575,761
Premises and equipment, net	11,223	11,900
Other assets	37,007	22,943
Total assets	$892,831	$702,766

Deposits	$722,957	$598,129
Borrowed funds	92,748	47,779
Other liabilities	5,114	4,677
Shareholders’ equity	72,012	52,181
Total liabilities and shareholders' equity	$892,831	$702,766

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2009	2009	2009	2009	2008	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4rd Qtr	2009	2008
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$1,102	$1,076	$293	$963	$841	$3,434	$4,465
Net income available to common shareholders	$857	$831	$49	$740	$841	$2,477	$4,465
Basic earnings per common share	$0.21	$0.21	$0.01	$0.18	$0.21	$0.61	$1.13
Diluted earnings per common share	$0.21	$0.21	$0.01	$0.18	$0.21	$0.61	$1.12
Cash dividends paid per common share	$0.030	$0.030	$0.080	$0.120	$0.120	$0.260	$0.506
Book value per common share	$13.60	$13.77	$12.88	$12.97	$12.99	$13.60	$12.99
Average common shares outstanding	4,064	4,051	4,032	4,023	4,003	4,043	3,966
Average diluted common shares outstanding	4,064	4,051	4,032	4,024	4,006	4,043	3,991

Performance Ratios (%)
Return on average assets (5)	0.50	0.50	0.14	0.50	0.51	0.41	0.71
Return on average equity (5)	6.05	6.12	1.66	5.70	6.56	4.88	8.91
Return on average realized equity (2)(5)	6.32	6.28	1.70	5.81	6.59	5.02	9.00
Net interest margin (3)	3.61	3.22	3.09	2.97	3.48	3.23	3.68
Efficiency ratio (4)	68.8	73.6	75.9	82.1	76.9	74.6	70.6

Asset Quality Ratios (%)
Net loan charge-offs to average loans (5)	0.36	0.15	0.23	0.06	0.09	0.20	0.13
Allowance for loan losses to total loans	1.11	1.02	1.00	0.82	0.82	1.11	0.82
Nonperforming assets to total loans
and other real estate	5.33	3.98	3.29	2.92	1.83	5.33	1.83

Capital Ratios (%)
Average equity to average assets	8.35	8.17	8.50	8.76	7.71	8.43	7.94
Tier 1 leverage capital ratio	9.11	9.14	9.36	10.08	9.12	9.11	9.12
Tier 1 risk-based capital ratio	11.83	11.86	11.79	12.17	10.03	11.83	10.04
Total risk-based capital ratio	12.90	12.84	12.72	12.93	10.80	12.90	10.81

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) annualized for the quarterly periods indicated

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